Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT
by and among
ASURE SOFTWARE, INC.,
PERSONNEL MANAGEMENT SYSTEMS, INC.,
THE SELLERS IDENTIFIED HEREIN,
and
THE STOCKHOLDERS’ REPRESENTATIVE NAMED HEREIN
Dated as of January 1, 2017

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

EXHIBITS
EXHIBIT A	Sellers
EXHIBIT B	Form of Note
EXHIBIT C	Audit Representation Letter
EXHIBIT D	Subordination Agreement
EXHIBIT E	Seller Release
EXHIBIT F-1	Working Capital Schedule (Section 2.4(a))
EXHIBIT G	Consent of Spouse

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STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made as of the 1st day of January, 2017, by and among Asure Software, Inc., a Delaware corporation (“Purchaser”), Personnel Management Systems, Inc., a Washington corporation (“Company”), the Persons listed on Exhibit A (each, a “Seller” and collectively, the “Sellers”), and Jack Goldberg, a Washington resident, solely in his capacity as representative  of the Sellers (the “Stockholders’ Representative”).
WITNESSETH:
WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of the Company, comprised of 4,500,000 shares of Common Stock (collectively, the “Shares”);
WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all the Shares, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
SECTION I.
 DEFINITIONS
The following terms used in this Agreement have the meanings set forth in this Section 1:
“Accounts Receivable” has the meaning set forth in Section 3.11.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Agreements” means the Goldberg Independent Contractor Agreement, the Seller Releases, the Subordination Agreement, the Lease Agreement, and the Goldberg Non-Compete Agreement.
“Audit Representation Letter” has the meaning set forth in Section 8.3.
“Basket” has the meaning set forth in Section 7.2.

“Benefit Plan” has the meaning set forth in Section 3.20(a).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.
“Cap” has the meaning set forth in Section 7.2.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Charter Documents” has the meaning set forth in Section 3.4(d).
“Closing” and “Closing Date” have the meanings set forth in Section 2.3.
“Closing Day Cash Payment” has the meaning set forth in Section 2.2(a).
“Closing Statement” has the meaning set forth in Section 2.5(b)(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Estimated Closing Working Capital” has the meaning set forth in Section 2.5(a).
“Company Final Working Capital” means the actual amount of the Company’s Working Capital as of the Closing Date, prepared in accordance with GAAP, except that deferred revenue  and accrued PTO costs not paid off at or before Closing shall be excluded from current liabilities, and based on the items set forth in Exhibit F-1.
“Company Target Working Capital” means $273,369.78.
“Company Intellectual Property” has the meaning set forth in Section 3.13(a).
“Computer System” means any of or combination of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including voice, data or video networks) and other similar or related items of any automated, computerized or software system and any other network or system or related service that is used by or relied on by Seller in the conduct of its business.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Customer Accounts” has the meaning set forth in Section 3.8.
“Current Assets” means those current asset items listed on the Working Capital Schedule attached hereto as Exhibit F-1.

“Current Liabilities” means those current liability items listed on the Working Capital Schedule attached hereto as Exhibit F-1.
“Desktop Software” means any third-party, commercially available, off-the-shelf, standard computer software application product that is licensed for use on desktop or laptop “PC-class” computers or related local area network servers by shrink-wrap, click-wrap or click-through licenses, for which the cost for a perpetual license is less than $10,000 and the cost for use or access for a year is less than $5,000, which is used or held for use by the Company without customization.
“Direct Claim” has the meaning set forth in Section 7.5(c).
“Disputed Amounts” has the meaning set forth in Section 2.5(b)(iv).
“Disclosure Schedule” means the Disclosure Schedule delivered by Sellers concurrently with the execution and delivery of this Agreement.
“Encumbrance” means any charge, claim, community property interest, pledge, usufruct, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977,

33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Financial Statements” has the meaning set forth in Section 3.5.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Goldberg Independent Contractor Agreement” has the meaning set forth in Section 6.1(c).
“Goldberg Non-Compete Agreement” has the meaning set forth in Section 6.1(f).
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Holdback Amount” has the meaning set forth in Section 7.6.
“Indemnitee” has the meaning set forth in Section 7.5.
“Indemnifying Party” has the meaning set forth in Section 7.5.
“Independent Accountant” has the meaning set forth in Section 2.5(b)(iv).
“Insurance Policies” has the meaning set forth in Section 3.15.
“Intellectual Property Licenses” has the meaning set forth in Section 3.13(e).
“Intellectual Property Registrations” has the meaning set forth in Section 3.13(c).
“Interim Balance Sheet” has the meaning set forth in Section 3.5.
“Interim Balance Sheet Date” has the meaning set forth in Section 3.5.
“Interim Financial Statements” has the meaning set forth in Section 3.5.
“Knowledge of Company” or “Company’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of the Company, after due inquiry.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Lease Agreement” means the lease agreement as of this date between Rosehill Partners LLC and the Company, relating to the Company’s use of the Company’s current office space after Closing.
“Liabilities” has the meaning set forth in Section 3.6.
“Licensed Intellectual Property” has the meaning set forth in Section 3.13(a).
“Losses” has the meaning set forth in Section 7.2.
“Malicious Instructions” has the meaning set forth in Section 3.25(b).
“Material Adverse Effect” means any event, occurrence, condition, fact or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis.
“Material Customers” has the meaning set forth in Section 3.14(a).
“Material Suppliers” has the meaning set forth in Section 3.14(b).

“Note” has the meaning set forth in Section 2.2(b).
“Offset Obligation” has the meaning set forth in Section 7.6.
“Ordinary Course of Business” means an action taken by a Person only if such action (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of, or incidental to, the normal day-to-day operations of such Person and (ii) does not require authorization by the board of directors or shareholders or members of such Person and does not require any other separate or special authorization of any nature.
“Owned Intellectual Property” has the meaning set forth in Section 3.13(a).
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity, whether domestic or foreign.
“Post-Closing Adjustment” has the meaning set forth in Section 2.4(b)(vi).
“Proprietary Information Technology System” means a Computer System (or portion of Computer System) that the Company (either directly or through or with any other Person) has developed, customized or enhanced or is in the process of developing, customizing or enhancing.
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchaser” has the meaning set forth in the preamble.
“Purchaser Financial Statements” has the meaning set forth in Section 5.8.
“Purchaser Indemnitees” has the meaning set forth in Section 7.2.
“Purchaser SEC Reports” has the meaning set forth in Section 5.8.
“Purchaser’s Accountants” means Markum LLP.
“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).
“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Representative Losses” has the meaning set forth in Section 10.2(c).
“Resolution Period” has the meaning set forth in Section 2.5(b)(iii).
“Review Period” has the meaning set forth in Section 2.4(b)(ii).
“SEC” has the meaning set forth in Section 5.8.
“Seller” has the meaning set forth in the preamble.
“Seller’s Accountants” means Peterson Sullivan LLP.
“Seller Indemnitees” has the meaning set forth in Section 7.3.
“Software and Technology” has the meaning set forth in Section 3.13(b).
“Standard Terms and Conditions” has the meaning set forth in Section 3.21.
“Statement of Objections” has the meaning set forth in Section 2.4(b)(iii).
“Subordination Agreement” has the meaning set forth in Section 2.2(b).
“Tax Claim” has the meaning set forth in Section 3.21.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, value added, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 7.5(a).
“Undisputed Amounts” has the meaning set forth in Section 2.5(b)(iv).
“Union” has the meaning set forth in Section 3.19(b).
“Wells Fargo” has the meaning set forth in Section 2.2(b).
“Working Capital” means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the Closing Date.

“Year End Financial Statements” has the meaning set forth in Section 3.5.
SECTION II.
 SALE AND PURCHASE OF SHARES AND CLOSING
2.1          Sale and Purchase.  On the terms and subject to the conditions of this Agreement, at Closing, Sellers shall sell and deliver to Purchaser, and Purchaser shall purchase from Seller, free and clear of all Encumbrances, all of the Shares, for the consideration specified in Section 2.2.
2.2          Purchase Price. The aggregate purchase price for the Shares shall be $5,000,000, subject to adjustment pursuant to Section 2.4 (the “Purchase Price”).  On the Closing date, Purchaser shall pay the Purchase Price as follows:
(a)          $3,875,000.00 (subject to adjustment pursuant to Section 2.4(a)) shall be paid in cash (the “Closing Day Cash Payment”). The Closing Day Cash Payment shall be paid at Closing by wire transfer of immediately available funds to one or more accounts specified in writing by Stockholders’ Representative; and
(b)          $1,125,000.00 shall be paid to Stockholders’ Representative by delivery of an unsecured, subordinated promissory note of Purchaser in the form attached hereto as Exhibit B (the “Note”). The Note shall bear interest at the rate of two percent (2.0%) per annum (prior to default) and shall be payable on or before April 30, 2018. The Note shall be unsecured and subordinate in all respects to Purchaser’s credit agreement with Wells Fargo Bank, National Association (“Wells Fargo”), as expressly provided in the Subordination Agreement in the form attached hereto as Exhibit D (the “Subordination Agreement”). Within ten (10) Business Days after a written request from Stockholders’ Representative (which may be delivered at any time there is a balance owing on the Note, provided that such request shall occur no more than once every six (6) weeks), Purchaser shall provide a written statement of the principal amount of the debt owed to Wells Fargo that is subject to the Subordination Agreement.
2.3          Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (“Closing”) shall take place on January 3, 2017, at the offices of Socius Law Group, PLLC, at 601 Union Street, Suite 4950, Seattle, Washington, or at such other place and on such other date as the Stockholders’ Representative and Purchaser shall agree; provided, the Closing shall be deemed to have occurred at 12:01 a.m. (Seattle, Washington time) on January 1, 2017 (the “Closing Date”).  By agreement of the parties hereto, the Closing may take place by electronic or similar remote exchange of documents and signature pages.
2.4          Adjustment to Purchase Price.
(a)          Closing Adjustment.  The Company has delivered to Purchaser its good faith estimate of the Company’s Working Capital as of the Closing Date (the “Company Estimated Closing Working Capital”), along with an itemized calculation of such Working Capital, a copy of which is attached hereto as Exhibit F-1. By his signature on the signature page hereto, Jack Goldberg in his capacity as President of the Company, certifies that the Company Estimated Closing Working Capital as set forth in Exhibit F-1 is accurate. The amount by which the Company Target Working Capital exceeds the Company Estimated Closing Working Capital shall reduce the amount of the Closing Day Cash Payment.  The amount by which the Company Estimated Closing Working Capital exceeds the Company Target Working Capital shall increase the amount of the Closing Day Cash Payment.
(b)          Post-Closing Adjustment.
(i)          Within one hundred thirty-five (135) days after the Closing Date, Purchaser shall deliver to the Stockholders’ Representative a statement, certified as correct by an authorized officer of the Company, setting forth the Company Final Working Capital, along with a summary showing in reasonable detail each calculation (the “Closing Statement”).
(ii)          After receipt of the Closing Statement, the Stockholders’ Representative shall have forty-five (45) days (the “Review Period”) to review the Closing Statement. During the Review Period, the Stockholders’ Representative and its accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, the Company and/or its accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Purchaser’s possession) relating to the Closing Statement as the Stockholders’ Representative may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Company.
(iii)          On or prior to the last day of the Review Period, the Stockholders’ Representative may object to the Closing Statement by delivering to Purchaser a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Stockholders’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by the Stockholders’ Representative. If the Stockholders’ Representative delivers the Statement of Objections before the expiration of the Review Period, Purchaser and the Stockholders’ Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Purchaser and the Stockholders’ Representative, shall be final and binding.
(iv)          If the Stockholders’ Representative and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”, with any amounts not so disputed being the “Undisputed Amounts”), shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants, as may be mutually acceptable to Purchaser and the Stockholders’ Representative (the “Independent Accountant”), who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.
(v)          The fees and expenses of the Independent Accountant shall be paid 50% by the Stockholders’ Representative (on behalf of the Sellers) and 50% by Purchaser.
(vi)          The “Post Closing Adjustment” means an amount equal to the Company Final Working Capital minus the Company Estimated Closing Working Capital.
(c)          Resolution of Post-Closing Adjustment. If the Post-Closing Adjustment is a positive number, Purchaser shall pay such amount in cash to Stockholders’ Representative within ten (10) days after the Post-Closing Adjustment is finally determined.  If the Post-Closing Adjustment is a negative number, Stockholders’ Representative shall pay such amount in cash to Purchaser within ten (10) days after the Post-Closing Adjustment is finally determined.
(d)          Adjustments for Tax Purposes. Any adjustments made pursuant to Section 2.4 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
SECTION III.
 REPRESENTATIONS AND WARRANTIES RELATING TO COMPANY
Except as set forth in correspondingly numbered Section of the Disclosure Schedule, each Seller, severally and jointly, represents and warrants to Purchaser that the statements contained in this Section III are true and correct as of the date hereof and shall surviving the Closing of the transactions contemplated herein for the periods specified in Section 7.1.
3.1          Organization and Qualification.
(a)          The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington and has corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by the Company and to carry on its business as it has been and is currently conduct.  The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.
(b)          Section 3.1(b) of the Disclosure Schedule sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties and assets owned or leased by Seller or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.
3.2          Authority.  The Company has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to carry out the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by the Company has been duly and validly authorized and approved by all necessary action on the part of the Company and its shareholders and no other action on the part of the Company or its shareholders is required in connection therewith.  This Agreement and each Ancillary Agreement to which it is a party constitutes or, when executed and delivered by the Company, will constitute the legal, valid and binding obligation of the Company, each enforceable in accordance with its respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar Laws of general application affecting creditors’ rights or by the application by a court of equity principles.
3.3          No Conflicts; Consents.  The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party does not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any foreign, federal, state, local or other Laws or Governmental Order applicable to the Company; (c) except as set forth on Section 3.3 of the Disclosure Schedule, require the consent, notice or other action by any Person under,  conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which the Company is a party or by which the Company is bound or to which any of the properties or assets are subject (including any Material Contract); or (d) result in the creation or imposition of any Encumbrance on any of the properties or assets of the Company. No consent, waiver, approval, authorization, Permit, Governmental Order, declaration, filing with or notice to, any Governmental Authority is required to be obtained by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby.
3.4          Capitalization.
(a)          The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, with no par value, and 2,000,000 shares of Preferred Stock, with no par value. As of the date of this Agreement, 4,500,000 shares of Common Stock are issued and outstanding and none of the shares of Preferred Stock are issued and outstanding.
(b)          Section 3.4(b) of the Disclosure Schedule sets forth, as of the date hereof, (i) the name of each Person that is the registered and beneficial owner of any shares of Common Stock and the number of such shares owned by such Person.
(c)          Except as disclosed on Section 3.4(c) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Common Stock.
(d)          All issued and outstanding shares of the Common Stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company’s articles of incorporation or bylaws (collectively, “Charter Documents”) or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of the Company’s Common Stock were issued in compliance with applicable Laws. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Shares.
(e)          No outstanding shares of Common Stock are subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation, deferred compensation or other similar rights with respect to the Company or any of its securities.
(f)          All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company’s Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.
3.5          Financial Statements.  The Company has delivered to Purchaser complete and accurate copies of Seller’s (i) unaudited financial statements consisting of the balance sheets of the Company at December 31, 2013, December 31, 2014, and December 31, 2015, the related profit and loss statements for the years then ended, and the statement of cash flows for the year ended December 31, 2015 (collectively, the “Year End Financial Statements”), and (ii) unaudited financial statements consisting of the balance sheet of the Company as of October 31, 2016, the related unaudited profit and loss statement for the ten-month period then ended and the cash flow statement for the nine-month period ended September 30, 2016 (the “Interim Financial Statements” and together with the Year End Financial Statements, the “Financial Statements”). The Financial Statements are true and correct in all material respects, are based on the books and records of the Company and fairly present the consolidated financial condition of the Company as of the respective dates above and the results of the operations and cash flows of the Company for the periods indicated above. The balance sheet of the Company as of October 31, 2016, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The financial books and records of the Company are true, correct and complete in all material respects and accurately present and reflect in all material respects all of the transactions and actions described therein.
3.6          Undisclosed Liabilities.  The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) and there is no reasonable basis for any present or future Action against the Company giving any right to any Liabilities, except (a) those which are adequately reflected or reserved against in the Interim

Balance Sheet as of the Interim Balance Sheet Date, or (b) those which have been incurred in the Ordinary Course of Business since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount. For avoidance of doubt, liabilities or obligations relating to tort, breach of contract, breach of warranty, infringement or violation of Law shall in no event be considered to be in the Ordinary Course of Business.
3.7          Absence of Certain Changes, Events and Conditions.  Since December 31, 2015, except as listed in Section 3.7 of the Disclosure Schedule and other than in the Ordinary Course of Business, there has not been, with respect to the Company, any:
(a)          event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)          amendment of any Charter Documents of the Company;
(c)          declaration or payment of any dividends or distributions on or in respect of any of the Company’s capital stock or redemption, purchase or acquisition of its capital stock;
(d)          material change in any method of accounting or accounting practice of the Company, except as disclosed in the notes to the Financial Statements;
(e)          material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(f)          transfer, assignment, sale or other disposition of any property or assets shown or reflected in the Balance Sheet;
(g)          any damage, destruction or loss, whether or not covered by insurance, in excess of $10,000 per single occurrence;
(h)          imposition of any Encumbrance, mortgage or pledge upon any of the properties, capital stock or assets, intangible or tangible, of the Company;
(i)          incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;
(j)          cancellation of any debts, discharge of any Encumbrance or payment of any Liability shown or reflected in the Interim Balance Sheet other than current Liabilities paid in the Ordinary Course of Business;
(k)          capital investment in, or any loan to, any other Person;
(l)          any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers or employees;

(m)          any material capital expenditures in excess of $25,000 in the aggregate;
(n)          acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;
(o)          any loss of any Customer Accounts in excess of $25,000 or notice of any potential loss of such Customer Accounts;
(p)          grant of any extraordinary or non-routine bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, consultants or independent contractors, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000 or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, member, manager, consultant or independent contractor;
(q)          adoption, modification or termination of any: (i) employment, severance, retention or other agreement with an employee, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(r)          purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business;
(s)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(t)          adoption of any plan of consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal, state or foreign bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(u)          any material change in any business policies, including, without limitation, advertising, distributing, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition or sale policies; or
(v)          any agreement to do any of the foregoing.
3.8          Customer Accounts and Billings. Section 3.8 of the Disclosure Schedule is a complete and accurate list of the Company’s customer accounts and billings (such accounts are referred to herein as the “Customer Accounts”) for the years ended December 31, 2014, and December 31, 2015, and for the eleven (11) month period ended November 30, 2016, showing for each Customer Account for the applicable period: (i) monthly revenue, (ii) the beginning of the subscription period, (iii) the fee start or increase date; and (iv) the customer type (help desk or full service).  The Company invoices Customer Accounts on a monthly basis or otherwise consistent with each customer agreement listed in Section 3.8 of the Disclosure Schedule.
3.9          Title to Assets; Real Property.
(a)          The Company owns and has good and marketable title to, or a valid and enforceable leasehold or license interest in, all property and assets reflected in the Interim Financial Statements or acquired after the Interim Balance Sheet date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business. All such properties and assets are free and clear of any Encumbrances.
(b)          The Company does not own Real Property.  With respect to leased Real Property, the Company has delivered or made available to Purchaser true, complete and correct copies of any leases affecting the Real Property.  The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property.
(c)          The use and operation of the Real Property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To Company’s Knowledge, without inquiry, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending or, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
3.10          Condition and Sufficiency of Purchased Assets.  The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property owned by the Company are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property, together with all other properties and assets of the Company, are sufficient for the conduct of the Company’s business as conducted prior to the Closing and constitute all of the rights, properties and assets necessary to conduct the business of the Company as currently conducted.
3.11          Accounts Receivable.  The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business.
3.12          Material Contracts.
(a)          Section 3.12(a) of the Disclosure Schedule sets forth a complete and correct list of the following Contracts of the Company (such Contracts, together with all

Contracts required to be listed on Section 3.13(e) or Section 3.13(g) of the Disclosure Schedule, the “Material Contracts”):
(i)          each Contract involving aggregate consideration in excess of $5,000 individually per annum, specifically including all customer agreements, support agreements, supplier agreements, reseller agreements, referral agreements, hosting agreements, licensing agreements, software development agreements, and agreements relating to the Company Intellectual Property;
(ii)          all Contracts that require the Company to purchase its total requirements of any product or service from a third party;
(iii)          all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv)          all Contracts that relate to the acquisition or disposition of any business;
(v)          all reseller, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;
(vi)          all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party;
(vii)          except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;
(viii)          except for those Contracts relating to commercially available off-the-shelf items as defined in Subpart 2.101 of the Federal Acquisition Regulations, all Contracts with any Governmental Authority to which the Company is a party;
(ix)          all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)          any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;
(xi)          all Contracts between or among the Company on the one hand and the Sellers on the other hand; and
(xii)          any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.13.
(b)          Each Material Contract is valid and binding in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto: (i) is in breach of or default under (or is alleged to be in breach of or default under) any Material Contract in any material respect, or (ii) has provided or received any notice of any intention to terminate, any Material Contract (provided that awareness of the expiration or termination of a Material Contract in accordance with its stated ending date shall not constitute notice for purposes of this subparagraph (ii)).  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof (other than termination in accordance with the applicable ending date of such Material Contract) or would cause or permit the acceleration or other material change in any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser. There are no material disputes pending or, to the Company’s Knowledge, threatened under any Material Contract.
(c)          Section 3.12(c) of the Disclosure Schedule sets forth a complete and accurate list of all software vendor contracts that are used by the Company on behalf of its customers. The Company is not in breach of or default under (or is alleged to be in breach of or default under) any such software vendor contract.
3.13          Intellectual Property.
(a)          “Company Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world that is owned by the Company (“Owned Intellectual Property”) or in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons (“Licensed Intellectual Property”):
(i)          trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications;
(ii)          Internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority;
(iii)          original works of authorship in any medium of expression, whether or not published, including but not limited to the Software and Technology, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;
(iv)          confidential information, formulas, designs, devices, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable;
(v)          patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and
(vi)          all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing.
(b)          The term “Software and Technology” means any and all software, applications, systems, programs, source code, object code, logic, logic diagrams, flowcharts, algorithms, routines, sub‑routines, utilities, tools, modules, file structures, coding sheets, coding, functional specifications, program specifications, designs, technical data, improvements, modifications, and versions thereof, and any documentation and other tangible embodiments of the foregoing, whether in eye readable or machine readable form, training manuals, user guides, end user instructional information, and all related technology information, that is used in, incorporated in, embodied in or displayed by any of the products or services developed, manufactured, marketed, licensed or sold in connection with the Company’s business, or are used in the design, development, reproduction, maintenance or modification of any of products or services developed, manufactured, marketed, licensed or sold in connection with the Company’s business, exclusive of Desktop Software. A complete list of Desktop Software is specified in Section 3.13(b) of the Disclosure Schedule.
(c)          Section 3.13(c) of the Disclosure Schedule lists all Owned Intellectual Property that is registered by or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. The Company has provided Purchaser with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.
(d)          The Company owns exclusively all right, title and interest in and to the Owned Intellectual Property, free and clear of Encumbrances. The Company is in full compliance with all legal requirements applicable to the Company Intellectual Property and the Company’s ownership and use thereof.  All authorized users of the Software and Technology (whether on-premise or by SaaS subscription) are licensees and have no right or claim to ownership of the Software and Technology.
(e)          Section 3.13(e) of the Disclosure Schedule lists all licenses, sublicenses and other agreements (collectively, “Intellectual Property Licenses”) whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Company’s current or planned business or operations, except with respect to Desktop Software.  The Company has provided Purchaser with true and complete copies of all such agreements.  All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements.  Without limiting the generality of the foregoing, the Company has not sold any unauthorized licenses or support services to any customers, and the Company is not in breach or default of any Intellectual Property Licenses.
(f)          To the Company’s Knowledge, the Owned Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by the Company or proposed to be used, and the Company’s conduct of its business as currently and formerly conducted and proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. The Company has not received any communication, and no Action has been instituted, settled, nor to the Company’s Knowledge threatened, that alleges any such infringement, violation or misappropriation, and none of the Owned or Licensed Intellectual Property is subject to any outstanding Governmental Order.
(g)          Section 3.13(g) of the Disclosure Schedule lists all licenses, sublicenses and other agreements pursuant to which the Company grants rights or authority to any Person with respect to any Owned Intellectual Property or Licensed Intellectual Property. The Company has provided Purchaser with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements. To Company’s Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.
(h)          None of the Company Intellectual Property is subject to any “open source” license that requires or conditions the use of such open source on the disclosure or distribution as open source any source code of the Company Intellectual Property.
3.14          Customers and Suppliers.
(a)          Section 3.14(a) of the Disclosure Schedule sets forth (i) each current and former customer who was billed by the Company for goods or services rendered in an amount greater than or equal to $10,000 during the calendar year ended December 31, 2015, and during the period of January 1, 2016 through November 30, 2016 (collectively, the “Material Customers”); and (ii) the amount billed to each Material Customer during such periods. The Company has not received any notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce or alter its relationship with the Company.
(b)          Section 3.14(b) of the Disclosure Schedule sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for the calendar year ended December 31, 2015, and for the period of January 1, 2016, through November 30, 2016 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce or alter its relationship with the Company.

3.15          Insurance. Section 3.15 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, errors and omissions, intellectual property and/or infringement liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company or its Affiliates and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Purchaser.  Such Insurance Policies are in full force and effect and enforceable in accordance with their terms. Neither the Company nor any of its Affiliates has taken any action that would reasonably be expected to result in the cancellation, termination or modification of the insurance policies for casualty and property and commercial crime (as described in Section 3.15 of the Disclosure Schedule) following the consummation of the transactions contemplated by this Agreement.  Neither the Company nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies related to periods prior to Closing have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy.  To Company’s Knowledge, without inquiry, all such Insurance Policies are provided by carriers who are financially solvent and have not been subject to any lapse in coverage.  Except as set forth on Section 3.16 of the Disclosure Schedule there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Company or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are commercially reasonable given the risks applicable to the Company and its business, properties and assets and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.
3.16          Legal Proceedings; Governmental Orders.
(a)          There are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Sellers or the Company or any Affiliate of the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.  No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
3.17          Compliance With Laws; Permits.
(a)          The Company is in all material respects in compliance with all Laws applicable to it or its business, properties or assets.

(b)          All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Section 3.18(b) of the Disclosure Schedule lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedule.
3.18          Environmental Matters.
(a)          The Company is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)          To Company’s Knowledge, no real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(c)          There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or, to Company’s Knowledge, any real property currently or formerly owned, operated or leased by the Company, and the Company has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of Seller (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.
(d)          The Company does not own or operate, and has never owned or operated, any aboveground or underground storage tanks, whether active or abandoned.
(e)          The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
(f)          The Company has provided or otherwise made available to Purchaser and listed in Section 3.19(f) of the Disclosure Schedule: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

3.19          Employment Matters.
(a)          Section 3.19(a) of the Disclosure Schedule contains a list of all Persons who are employees, consultants, or independent contractors of the Company as of the date hereof, and sets forth for each such Person the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) severance and change in control benefits; and (vii) a description of the fringe benefits provided to each such Person as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to current or former employees, consultants, or independent contractors of Seller for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any commissions, bonuses or increases in compensation.
(b)          The Company is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.
(c)          The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as consultants or contractors are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.
3.20          Employee Benefit Matters.
(a)          Section 3.20(a) of the Disclosure Schedule contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of  the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability (each, a “Benefit Plan”).
(b)          With respect to each Benefit Plan, the Company has made available to Purchaser accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.
(c)          Each Benefit Plan (other than any multi-employer plan within the meaning of Section 3(37) of ERISA) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or, with respect to any period on or after the Closing Date, Purchaser or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved.
(d)          Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.
(e)          With respect to each Benefit Plan (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (ii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iii) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.
(f)          Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.
(g)          There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(h)          Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).
(i)          Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.
(j)          Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any

Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
3.21          Service Warranties.  Each service performed by the Company is and was, when performed, in material conformance with all applicable contractual obligations, including all applicable express and implied warranties.  The Company has provided Purchaser with true, correct and complete copies of the standard terms and conditions regarding the provision of its services (including applicable guarantee, warranty and indemnity provisions) (the “Standard Terms and Conditions”). To the Company’s Knowledge, no service performed by the Company is subject to any guarantee, warranty or other indemnity beyond those provided in the Standard Terms and Conditions. There are no breach of warranty claims currently pending against the Company, or to the Company’s Knowledge, threatened against the Company, regarding any service provided or delivered, or product licensed by the Company to its customers.
3.22          Taxes.
(a)          All Tax Returns that are due or that were required to be filed by the Company have been timely filed. Each such Tax Return is true, correct and complete in all respects. The Company has properly paid all Taxes owed by or with respect to the Company that have become due, whether or not shown due on any Tax Return.  Provision has been or will be made by the Company for the payment of all Taxes of the Company that will become due, with respect to all Tax periods or portions thereof ending before the Closing Date or pursuant to any assessment received by Seller related to any such Tax period or portion thereof.
(b)          The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)          No claim has been made, or is reasonably expected to be made, by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)          The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority. The Company is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.
(e)          The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)          The Company has delivered to Purchaser copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2011.

(g)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company and there is no reasonable basis for assertion of any claim attributable to Taxes which, if adversely determined, would result in any such Encumbrance.
(h)          The Company is not a “foreign person” within the meaning of Section 1445 of the Code. The Company is not subject to Tax in any foreign jurisdictions
(i)          The Company has made a valid election under Section 1362 of the Code to be treated as an “S corporation” and has at all times since March 18, 1987 been qualified as an “S corporation” for purposes of the Code. With respect to each state in which the Company conducts business or with respect to which the Company computes taxable income, such state allows a corporation to be treated as an “S corporation” or similar entity entitled to special Tax treatment, all elections for such treatment with respect to the Company have been properly and validly made in each such state, the Company has complied at all times with all applicable requirements and filing procedures for such treatment, and the Company has at all times since the date it was organized been properly so treated.  The Company is not a transferee from, or successor to, any entity. The Company has not been subject to Tax under Section 1374 or 1375 of the Code. The Company will not be subject to Tax under Section 1374 of the Code with respect to the transactions contemplated hereby.
3.23          Finders’ Fees. Except for Brown Gibbons Lang & Company, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from any of the parties hereto in connection with the transactions contemplated by this Agreement or any other transaction document based upon arrangements made by or on behalf of the Company.
3.24          Books and Records. The minute books and stock record books of the Company, all of which have been made available to Investor, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.
3.25          Computer Systems.
(a)          Section 3.25(a) of the Disclosure Schedule lists all material Proprietary Information Technology Systems and other material Computer Systems that are being used by the Company.  Except as set forth in Section 3.25(a) of the Disclosure Schedule, the documentation and the source code (including its embedded commentary, descriptions and indicated authorships), the specifications and the other informational materials that describe the operation, functions and technical characteristics applicable to any such Proprietary Information Technology System (i) resides at such locations set forth on Section 3.25(a) of the Disclosure Schedule, (ii) has not been developed or modified by any Person outside the United States, and (iii) are complete in all material respects and sufficient to permit the Company to support and maintain the products and services of its business as now conducted.  Each Computer System used by the Company substantially conforms to the Company’s current functional requirements.
(b)          The Company has taken all commercially reasonable actions that a reasonably prudent Person in its business would take to protect against the existence of (1) any protective, encryption, security or lock-out device that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect its use of any of its Computer Systems and (2) any so-called computer virus, worm, trap or back door, Trojan horse or any other instruction, code, program, data or material (collectively, “Malicious Instructions”) that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect the operation or use by the Company of any of its Computer Systems.
(c)          No Computer System has experienced any bug, failure, breakdown, continued substandard performance, data loss, data integrity problem, hacking attempt, security breach or other Malicious Instruction in the past 12 months that has caused any substantial disruption or substantial interruption in or to the use of any Computer System.
3.26          Privacy and Data Security.
(a)          Section 3.26(a) of the Disclosure Schedule contains a true and complete copy of the Company’s privacy policy regarding the collection, use, and disclosure of personal information.
(b)          The Company has complied at all times with the Company’s privacy policy, if any, and all applicable Laws regarding the collection, use, disclosure, storage, transfer, or disposal of personal information.
(c)          The Company is in compliance with the terms of all Contracts to which the Company is a party relating to data privacy, security, or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer, or disposal of personal information).
(d)          No Person (including any Governmental Authority) has commenced any Action relating to the Company’s information privacy or data security practices, including with respect to the collection, use, transfer, storage, or disposal of personal information maintained by or on behalf of the Company, or, to the Company’s Knowledge, threatened any such Action, or made any complaint, investigation, or inquiry relating to such practices.
(e)          The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including any transfer of personal information resulting from such transactions, will not violate any applicable Law or the privacy policy of the Company as it currently exists or as it existed at any time during which any personal information was collected or obtained by or on behalf of the Company or other privacy and data security requirements imposed on the Company, or any Person acting on the Company’s behalf, under any Contracts.
(f)          The Company has established and implemented commercially reasonable policies, programs, and procedures, including administrative, technical, and physical safeguards,

to protect the confidentiality, integrity, and security of personal information in its possession, custody, or control against unauthorized access, use, modification, disclosure, or other misuse.
(g)          The Company has not, in the past five (5) years, experienced any loss, damage, or unauthorized access, disclosure, use, or breach of security of any personal information in the Company’s possession, custody, or control, or otherwise held or processed on the Company’s behalf.
3.27          Completeness.  No representation or warranty by the Company or any Seller in this Agreement, the Disclosure Schedule, the Ancillary Agreements to which the Company or any Seller is a party or, to the Company’s Knowledge, any other certificate or document furnished to Purchaser by or on behalf of the Company in connection with this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements stated herein or therein, in light of the circumstances in which they are made, not misleading.
SECTION IV.
 REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller, severally and not jointly, represents and warrants to Purchaser that the statements contained in this Section IV are true and correct as of the date hereof and shall survive the Closing of the transactions contemplated herein for the periods specified in  Section 7.1.
4.1          Authority; Enforceability. The Seller has the requisite legal capacity, power and authority to enter into this Agreement and the Ancillary Agreements to which such Seller is a party and to carry out the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which the Seller is a party constitute or, when executed and delivered, will constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar Laws of general application affecting creditors’ rights or by the application by a court of equity principles. If the Seller is an individual, the execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which such Seller is a party do not require the consent from any spouse or any immediate family member of such Seller. The spouse of Jack Goldberg has indicated her approval of this Agreement and the transactions contemplated hereby by executing and delivering to Purchaser a consent of spouse in the form attached hereto as Exhibit G, effective on the date hereof.
4.2          No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any foreign, federal, state, local or other Laws or Governmental Order applicable to Seller; (b) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller is a party or by which Seller is bound or to which any of the Seller’s properties or assets are subject; or (c) result in the creation or imposition of any Encumbrance on Seller’s Shares. No consent or waiver by, approval of, or designation, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which such Seller is party.
4.3          Shares. Seller owns of record and beneficially the Shares set forth opposite such Seller’s name on Exhibit A, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own the Shares, free and clear of all Encumbrances. Except for this Agreement, such Shares are not subject to any Contract, including any Contract relating to dividend or tax distribution rights.
4.4          Permitted Shareholders. If the Seller is an individual, such Seller is a citizen of the United States. If the Seller is not an individual, such Seller is a trust described in Section 1361(c)(2) of the Code.
4.5          Finders’ Fees. Except for Brown Gibbons Lang & Company, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from any of the parties hereto in connection with the transactions contemplated by this Agreement or any other transaction document based upon arrangements made by or on behalf of the Seller.
SECTION V.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Purchaser represents and warrants to Sellers that the statements contained in this Section V are true and correct as of the date hereof and shall survive the Closing of the transactions contemplated herein for the periods specified in Section 7.1.
5.1          Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased and as such business is currently conducted.
5.2          Authority.  Purchaser has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party have been duly and validly authorized and approved by all necessary action on the part of Purchaser, and no other action on the part of Purchaser is required in connection therewith.  This Agreement and the Ancillary Agreements to which it is a party constitute or, when executed and delivered, will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar Laws of general application affecting creditors’ rights or by the application by a court of equity principles.

5.3          No Conflicts; Consents.  The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate any term or provision of the certificate of incorporation, by-laws, or other organizational documents of Purchaser; or (b) violate any foreign, federal, state, local or other Laws applicable to Purchaser. No consent or waiver by, approval of, or designation, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which it is a party, other than compliance with applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
5.4          Litigation.  There is no Action pending, or to Purchaser’s knowledge, threatened against or by Purchaser that challenges or seeks to prevent, delay or otherwise interfere with the transactions contemplated hereby. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
5.5          Investment Purpose. Purchaser is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933 or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.
5.6          Finders’ Fees.  No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from any of the parties hereto in connection with the transactions contemplated by this Agreement or any other transaction document based upon arrangements made by or on behalf of Purchaser.
5.7          Sufficiency of Funds. Subject to the receipt of any required waiver and consent of Wells Fargo, Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement. Purchaser has requested each required waiver or consent of Wells Fargo and has received no notice or information indicating that such waiver or consent will be withheld.
5.8          SEC Reports; Financial Statements.  Purchaser has filed all forms, reports and documents required to be filed by Purchaser with the U.S. Securities and Exchange Commission (“SEC”) since January 1, 2015.  All such required forms, reports and documents are referred to as the “Purchaser SEC Reports.” Each of the financial statements of Purchaser (including, in each case, the notes thereto), included in the Purchaser SEC Reports (“Purchaser Financial Statements”), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, or in the case of unaudited statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act of 1934), and (iii) fairly presented in all material respects the financial position of Purchaser at the respective dates thereof and the results of Purchaser’s operations and cash flows for the periods indicated (subject in the case of unaudited financial statements, to normal audit adjustments). There has been no change in Purchaser’s accounting policies except as described in the notes to the Purchaser Financial Statements.
SECTION VI.
 CLOSING DELIVERABLES
6.1          Deliveries to be Made by Sellers and the Company at Closing.  At or prior to the Closing, Sellers and the Company shall deliver or cause to be delivered to Purchaser the following:
(a)          stock certificates evidencing the Shares set forth opposite the name of such Seller on Exhibit A, if any, duly endorsed by such Seller for transfer to Purchaser or stock powers or other instruments of transfer, duly executed by such Seller for transfer to Purchaser, in each case free and clear of all Encumbrances;
(b)          resignations of the directors and officers of the Company;
(c)          an independent contractor agreement in form and substance reasonably satisfactory to Purchaser, duly executed by Jack Goldberg (the “Goldberg Independent Contractor Agreement”);
(d)          a release in a form attached hereto as Exhibit E, duly executed by each Seller (each, a “Seller Release” and collectively, the “Seller Releases”);
(e)          evidence reasonably satisfactory to Purchaser of the termination of the line of credit facility with Banner Bank and the release of any Liens granted in connection with such line of credit facility, including such holder’s agreement to execute or authorize the execution of a Uniform Commercial Code termination statement necessary to release of record its Liens in the assets and properties of the Company;
(f)          a confidentiality, non-competition, non-solicitation and non-interference agreement in form and substance reasonably satisfactory to Purchaser, duly executed by Jack Goldberg (the “Goldberg Non-Compete Agreement”);
(g)          the Lease Agreement, duly executed by the party other than the Company thereto;
(h)          the Subordination Agreement, duly executed by Stockholders’ Representative (on behalf of the Sellers);
(i)          a FIRPTA Statement, duly executed by an authorized officer of the Company;
(j)          evidence reasonably satisfactory to Purchaser of the termination of the Shareholders’ Agreement by all Sellers;

(k)          evidence reasonably satisfactory to Purchaser of the payment of accrued personal time off to employees of the Company;
(l)          a good standing certificate for the Company and a copy of the articles of incorporation and all amendments thereto of the Company, certified by the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;
(m)          a certificate of the secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of the resolutions adopted by the shareholders and board of directors of the Company, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to the extent the Company is a party thereto and the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(n)          the certificate of the Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the Ancillary Agreements to the extent the Company is a party thereto; and
(o)          such other documents, certificates or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
6.2          Deliveries to be Made by Purchaser at Closing.  At Closing, Purchaser shall delver or cause to be delivered to the Stockholders’ Representative the following:
(a)          the Closing Day Cash Payment;
(b)          the Note duly executed by Purchaser;
(c)          the Goldberg Independent Contractor Agreement, duly executed by Purchaser;
(d)          the Goldberg Non-Compete Agreement, duly executed by Purchaser;
(e)          the Lease Agreement, duly executed by the Company;
(f)          resolutions duly adopted by the board of directors of Purchaser, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Purchaser is a party and the transactions contemplated hereby and thereby, certified by a duly authorized officer of Purchaser;
(g)          the certificate of the Secretary (or equivalent officer) of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement and the Ancillary Agreements; and

(h)          such other documents, certificates or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
SECTION VII.
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
 AND INDEMNIFICATION
7.1          Survival of Representations and Warranties.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until April 30, 2018; provided, that the representations and warranties in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.4 (Capitalization), Section 3.5 (Financial Statements); Section 3.9 (Title to Assets; Real Property), Section 3.22 (Taxes), Section 3.23 (Finders’ Fees), Section 4.1 (Authority; Enforceability); Section 4.3 (Shares), Section 4.5 (Finders’ Fees), Section 5.1 (Organization), Section 5.2 (Authority), and Section 5.6 (Finders’ Fees) shall survive for the full period of all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified in such covenant or other agreement.  Notwithstanding the foregoing, any claims asserted in good faith and with reasonable specificity (including all material facts upon which such claim is based) to the extent known at such time and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
7.2          Indemnification by Sellers.Subject to the other terms and conditions of this Section VII, each Seller, jointly and severally, shall indemnify, defend and hold harmless each of Purchaser and its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) from and against, and pay or reimburse the Purchaser Indemnitees for, any and all claims, Actions, demands, losses, damages, liabilities, strict liabilities, deficiencies, obligations, penalties, fines, costs and expenses (including interest and penalties with respect thereto and reasonable attorneys’ fees and out-of-pocket expenses and costs of investigation), or other damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims) fixed or contingent, liquidated or unliquidated, matured or unmatured and all demands, assessments, judgments (collectively, “Losses”), incurred by such Purchaser Indemnitee and resulting from, arising out of or related to:
(a)          any inaccuracy in or breach of any representation or warranty of the Company or the Sellers contained in this Agreement, in any Ancillary Agreement or in any other certificate or document delivered by or on behalf of the Company or the Sellers pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy or breach shall be pursuant to Section IX); and
(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Sellers or the Company pursuant to this Agreement or in any Ancillary

Agreement (other than Section IX, it being understood that the sole remedy for any such breach or non-fulfillment shall be pursuant to Section IX);
provided, however, no Seller shall have any liability or obligation to indemnify any Purchaser Indemnitees for any breach by any other Seller of any individual representation or warranty made by such other Seller in Section IV hereof or any breach by any other Seller of any individual covenant (as applicable to an individual Seller and not the Company) contained in Section 8.2 (Confidentiality, Non-Competition, Non-Solicitation and Non-Interference), Section 8.3 (Audit Cooperation), Section 8.5 (Public Announcements) or Section 8.6 (Car lease).  The Seller shall not be liable to the Purchaser Indemnitees for indemnification under Section 7.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a) exceeds $25,000.00 (the “Basket”), in which case the Sellers shall only be required to pay or be liable for Losses in excess of the Basket. Further, the aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 7.2(a) shall not exceed $1,125,000.00 (the “Cap”). Notwithstanding the foregoing, the Basket and Cap limitations set forth in this Section 7.2 shall not apply to Losses based on upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.1(a), Section 3.2, Section 3.4, Section 3.12(c), Section 3.23, Section 4.1, and Section 4.3.
7.3          Indemnification by Purchaser.  Purchaser shall indemnify, defend and hold harmless each of the Sellers and their respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse Seller Indemnitees for all Losses incurred by or imposed upon such Seller Indemnitee and resulting from, arising out of or related to:
(a)          any inaccuracy in or breach of any representation or warranty made by Purchaser herein or in any Ancillary Agreement or in any other certificate or document delivered by Purchaser pursuant to this Agreement; and
(b)          any breach or non-fulfillment of any covenant, agreement or obligation of Purchaser contained in this Agreement or in any Ancillary Agreement;
provided, however, Purchaser shall not be liable to the Seller Indemnitees for indemnification under Section 7.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.3(a) exceeds the Basket, in which case Purchaser shall only be required to pay or be liable for Losses in excess of the Basket. Further, the aggregate amount of all Losses for which Purchaser shall be liable pursuant to Section 7.3(a) shall not exceed the Cap. Notwithstanding the foregoing, the Basket and Cap limitations set forth in this Section 7.3 shall not apply to Losses based on upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.1, Section 5.2 and Section 5.6.
7.4          Materiality.For purposes of this Section VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

7.5          Indemnification Procedures. The party making a claim under this Section VII is referred to as the “Indemnitee,” and the party against whom such claims are asserted under this Section VII is referred to as the “Indemnifying Party.”
(a)          Third Party Claims.  If any Indemnitee receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnitee with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnitee shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnitee, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnitee shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnitee. The Indemnitee shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnitee, provided, that if in the reasonable opinion of counsel to the Indemnitee, (i) there are legal defenses available to an Indemnitee that are different from or additional to those available to the Indemnifying Party; (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnitee that cannot be waived, (iii) the claim relates to or arises in connection with any criminal or quasi‑criminal proceeding, action, indictment, allegation or investigation; or (iv) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnitee’s reputation or future business prospects; the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnitee in each jurisdiction for which the Indemnitee determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnitee in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnitee may, subject to Section 7.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including (subject to reasonable privilege and confidentiality concerns) making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)          Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnitee, except as provided in this Section 7.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee and provides, in customary form, for the unconditional release of each Indemnitee from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnitee. If the Indemnitee fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnitee has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)          Direct Claims.  Any Action by an Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnitee giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnitee shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to Seller’s personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim.  If the Indemnifying Party timely rejects all or any part of such claim, the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.
(d)          Cooperation.  Upon a reasonable request by the Indemnifying Party, each Indemnitee seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

7.6          Payments; Offset and Holdback from Note.  Once a Loss is agreed to by the Indemnifying Party or adjudicated to be payable pursuant to this Section VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) business days of such agreement or final, non-appealable adjudication, as the case may be, by wire transfer of immediately available funds. Notwithstanding the foregoing, if the Indemnifying Party is Seller, any obligation of or claim against Seller in indemnification hereunder shall be offset and satisfied first by offsetting the amounts owed by Purchaser to Sellers under the Note (the “Offset Obligation”) and the parties agree that the Offset Obligation shall be Purchaser’s primary, but not exclusive, recourse against Sellers. Further, to the extent that a Third Party Claim or Direct Claim, pursuant to which a Seller is the Indemnifying Party under this Section VII, is not finally resolved prior to the due date of the Note, Purchaser may holdback payment of such amounts (the “Holdback Amount”) otherwise due under the Note as Purchaser reasonably determines will be required to resolve the pending claim by depositing the amount of the pending claim in an interest-bearing escrow account at a financial institution jointly selected by Purchaser and Stockholders’ Representative.  The escrow agent shall disburse such funds in accordance with the parties’ joint written instructions or as directed by judicial order or decree upon final disposition of the claim. In the event it is finally determined that Purchaser is not entitled to the Holdback Amount, then within ten (10) days after disbursement of the Holdback Amount, Purchase shall pay to Seller accrued interest on the Holdback Amount (exclusive of any interest earned in the escrow account) that is ultimately returned to Sellers at the rate of twelve percent (12%) per annum from April 30, 2018 through the date of payment of such Holdback Amount to Sellers. The failure of Purchaser to pay any amount due under the Note on account of an Offset Obligation, including without limitation, the Holdback Amount on the due date under the Note, will not constitute an event of default under the Note, subject to timely payment of interest to Sellers in the event it is finally determined that Purchaser is not entitled to the Holdback Amount.
7.7          Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by Law.
7.8          Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnitee’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnitee (including by any of its Representatives) or by reason of the fact that the Indemnitee or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.
7.9          Cumulative Remedies.  The rights and remedies provided in this Section VII are cumulative and in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.
SECTION VIII.
 COVENANTS AND AGREEMENTS
8.1          Employee Matters.  On or before the Closing, Purchaser shall offer to continue the employment of Jennifer Bucher, Wendy Dillard Moderalli, Katie Rudlang-Choi and Jodi Miller. Purchaser may, but shall not be required to, cause the Company to continue the employment of any other employee of the Company, at Purchaser’s sole discretion.  All terms of employment shall be at the discretion of Purchaser and all benefits and terms are subject to change as determined by Purchaser in its sole and absolute discretion. At or before the Closing, the Sellers shall cause the Company to pay all employees for accrued personal time off, up to an aggregate of 80 hours per employee. If any employee who continues to be employed by the Company after Closing has accrued personal time off remaining after such payment, then such employee shall be entitled to use such excess personal time off after Closing, subject to Purchaser’s personal time off policies.
8.2          Confidentiality.
(a)          At all times from and after the Closing Date, each Seller shall hold, and shall use its reasonable best efforts to cause its Affiliates and Representatives to hold, in confidence, and shall not use for its or their benefit or for the benefit of others (except Purchaser as contemplated in the Goldberg Independent Contractor Agreement), any and all confidential or proprietary information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (i) becomes generally available to and known by the public after the Closing Date through no fault of the Seller or its Affiliates or Representatives; or (ii) is lawfully acquired by Seller after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
(b)          Purchaser, on the one hand, and Sellers, on the other hand, each agree that it shall not, at any time after execution of this Agreement, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the other or its respective Affiliates, successors, directors or officers to the public, any third party, or any current or former employee of the Company. Within five (5) Business Days after the Closing, Purchaser shall, by email or other communication, affirmatively direct its senior management to refrain from making any statement that would violate the foregoing. The foregoing shall not be violated by Purchaser’s (or any senior management’s) or any Seller’s truthful responses to legal process or inquiry by a Governmental Authority.
(c)          Each Seller and Purchaser (solely as to Section 8.2(b)) acknowledge that a breach or threatened breach of this Section 8.2 would give rise to irreparable harm to the other, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach of any such applicable obligations, the non-breaching party shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)          Each Seller, the Company and Purchaser acknowledge and agree that all  restrictions applicable to it in this Section 8.2 are reasonable and necessary to protect the legitimate business interests of the party and constitute a material inducement to them to enter into this Agreement and consummate the transactions contemplated hereby. In the event that any covenant contained in this Section 8.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 8.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
8.3          Audit Cooperation.  From and after the Closing Date, Sellers shall cooperate, and shall cause the Company’s Accountants to cooperate (at no material expense to Sellers), with Purchaser and Purchaser’s Accountants with respect to the preparation and audit of the Company’s financial statements of for the years ended December 31, 2015, and December 31, 2016, to enable Purchaser to comply with its reporting obligations, including without limitation, the filing of a Form 8-K with the SEC with respect to the transactions contemplated hereby in accordance with Item 9 of such form.  Without limiting the generality of the foregoing, the Sellers shall, and shall cause the Company’s Accountants to, make available to Purchaser and Purchaser’s Accountants all personnel, information, books and records reasonably requested in connection with the completion and delivery of such audited financial statements, at no material cost to Sellers.  Furthermore, the Sellers shall execute and deliver to Purchaser and Purchaser’s Accountants an audit representation letter substantially in the form attached hereto as Exhibit C (the “Audit Representation Letter”).  Sellers agree and acknowledge that the representations and warranties set forth in the Audit Representation Letter are incorporated in and made a part of this Agreement as if fully set forth herein.
8.4          Books and Records.  From and after the Closing, subject to the reasonable confidentiality precautions of the party whose information is being accessed, each party will, during normal business hours and upon reasonable notice from any requesting party:  (a) cause such requesting party and such requesting party’s Representatives to have reasonable access to the books and records of such party related to the Business, and to the personnel responsible for preparing and maintaining such books and records, if available, in each case to the extent necessary to (1) defend or pursue any Action, (2) defend or pursue indemnification matters hereunder, (3) prepare or audit financial statements, (4) prepare or file Tax Returns or (5) address other Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority; (b) permit such requesting party and such requesting party’s Representatives to make copies of such books and records for the foregoing purposes, at such requesting party’s expense; and (c) maintain and preserve such party’s books and records at such party’s expense.  If requested by the other party, the requesting party will provide reasonable substantiation of such requesting party’s purpose for such access to show that such access is for any of the foregoing purposes.

8.5          Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). The parties shall consult with each other as to the timing and content of any such announcement. Each party will cooperate with each other in issuing, promptly after Closing, a joint press release (with mutually agreed upon text) that announces the parties’ entry into this Agreement and the transactions contemplated herein generally.
8.6          Car Lease. Jack Goldberg shall assume and indemnify and hold harmless the Company from all car lease and related insurance payments related to the use of any vehicle.
8.7          Delivery of Online Data Room.  At least one (1) Business Day prior to the Closing, Sellers and the Company shall deliver to Purchaser a flash drive containing all of the documents contained in the SmartRoom online data room used in connection with this Agreement as of the date hereof.
8.8          Further Assurances.  From and after the Closing, each of the parties shall execute and deliver such other documents, instruments, conveyances and assurances and take such other actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated herein and the documents to be delivered hereunder. The Sellers shall, and shall use its commercially reasonable efforts to cause its Representatives to, cooperate and assist the Purchaser with an orderly transition of the ownership of the Company to Purchaser and to minimize any disruption to the Company and the business of the Purchaser that might result from the transactions contemplated hereby.
SECTION IX.
TAX MATTERS
9.1          Tax Covenants.
(a)          Without the prior written consent of Purchaser, prior to the Closing, the Company, its Representatives and Sellers shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction out of the ordinary course of business that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser in respect of any Post-Closing Tax Period. The Company agrees that Purchaser is to have no liability for any Tax resulting from any such action of the Company, any of its Representatives or Sellers. The Sellers shall jointly indemnify and hold harmless Purchaser against any such Tax or reduction of any Tax asset.
(b)          All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Agreements (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Sellers when due. Stockholders’ Representative shall timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).
9.2          Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.
9.3          Tax Indemnification. Sellers shall jointly indemnify the Company, Purchaser, and each Purchaser Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Section IX; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Sellers shall jointly reimburse Purchaser for any Taxes of the Company that are the responsibility of the Sellers pursuant to this Section 9.3 within ten Business Days after payment of such Taxes by Purchaser or the Company.
9.4          Tax Returns.
(a)          The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).
(b)          Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Purchaser to Stockholders’ Representative (together with schedules, statements and, to the extent requested by Stockholders’ Representative, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Stockholders’ Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within twenty (20) days after delivery of such Tax Return, notify Purchaser in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Purchaser and Stockholders’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Purchaser and Stockholders’ Representative are unable to reach such agreement within ten (10) days after receipt by Purchaser of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Purchaser and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Purchaser and Stockholders’ Representative. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Purchaser.
9.5          Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a)          in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(b)          in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
9.6          Contests. Purchaser agrees to give written notice to Stockholders’ Representative of the receipt of any written notice by the Company, Purchaser or any of Purchaser’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Purchaser pursuant to this Section IX (a “Tax Claim”). Purchaser shall control the contest or resolution of any Tax Claim; provided, however, that Purchaser shall obtain the prior written consent of Stockholders’ Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Stockholders’ Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Stockholders’ Representative.
9.7          Cooperation and Exchange of Information. Stockholders’ Representative, the Company and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Section IX or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Stockholders’ Representative, the Company and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Stockholders’ Representative, the Company or Purchaser (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.
9.8          Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Section IX shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
9.9          Payments. Notwithstanding any other provision of this Agreement, any amounts payable to Purchaser pursuant to this Section IX shall be satisfied from the Sellers by reduction of the principal amount payable under the Note.
9.10          FIRPTA Statement. On the Closing Date, the Company shall deliver to Purchaser a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)) (the “FIRPTA Statement”).
9.11          Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Section IX shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.
9.12          Overlap. To the extent that any obligation or responsibility pursuant to Section VII may overlap with an obligation or responsibility pursuant to this Section IX, the provisions of this Section IX shall govern.
SECTION X.
 MISCELLANEOUS
10.1          No Waiver.  The failure of any party hereto at any time to require performance by any other party of any provision of this Agreement shall not affect the right of such party to require performance of that provision and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provisions, a waiver of the provision itself or a waiver of any right under this Agreement.
10.2          Stockholders’ Representative.
(a)          Each Seller hereby irrevocably appoints Stockholders’ Representative as such Seller’s representative and attorney-in-fact to act on behalf of such Seller with respect to this Agreement after Closing and to take any and all actions and make any decisions required or permitted to be taken by Stockholders’ Representative pursuant to this Agreement, including the exercise of the power to:

(i)          give and receive notices and communications;
(ii)          agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.5;
(iii)          agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Purchaser pursuant to Section VII and Section IX;
(iv)          litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Section VII and Section IX;
(v)          execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Agreement;
(vi)          make all elections or decisions contemplated by this Agreement and any Ancillary Agreement;
(vii)          engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Stockholders’ Representative in complying with its duties and obligations; and
(viii)          take all actions necessary or appropriate in the good faith judgment of Stockholders’ Representative for the accomplishment of the foregoing.
Purchaser shall be entitled to deal exclusively with Stockholders’ Representative on all matters relating to this Agreement (including Sections VII and IX) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by Stockholders’ Representative, as being fully binding upon such Seller. Notices or communications to or from Stockholders’ Representative shall constitute notice to or from each of the Sellers. Any decision or action by Stockholders’ Representative hereunder, including any agreement between Stockholders’ Representative and Purchaser relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Seller. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one Seller, or by operation of Law, whether by death or other event.
(b)          In the event of the death, incapacity, resignation or removal of Stockholders’ Representative, a new Stockholders’ Representative shall be appointed by the vote or written consent of the Sellers. Notice of such vote or a copy of the written consent appointing such new Stockholders’ Representative shall be sent to Purchaser, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Purchaser; provided, that until such notice is received, Purchaser shall be entitled to rely on the decisions and actions of the prior Stockholders’ Representative as described in Section 10.2(a) above.

(c)          Stockholders’ Representative shall not be liable to the Sellers for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stockholders’ Representative shall be conclusive evidence of good faith). The Sellers shall jointly indemnify and hold harmless Stockholders’ Representative from and against, compensate him, her or it for, reimburse him, her or it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with his, her or its activities as Stockholders’ Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of the Stockholders’ Representative, Stockholders’ Representative shall reimburse the Sellers the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied from the Sellers jointly.
10.3          Successors and Assigns.  No assignment by any party hereto shall be permissible without the written consent of the other parties hereto, and this Agreement and all representations, warranties, covenants and agreements contained herein shall be binding upon and inure to the benefit of the parties hereto and their authorized assigns and their respective successors, heirs and administrators.  At or after the Closing, all or any of the rights of Purchaser hereunder may be assigned as collateral security to any lender or lenders (including any agent for any such lender or lenders) providing financing to Purchaser, or to any assignee or assignees of any such lender, lenders or agent. No assignment, with or without the consent of any other party, shall release the assigning party of any obligations hereunder.
10.4          Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule. Any legal suit, action or proceeding arising out of or based upon this Agreement or any of the other transaction documents, or any of the transactions contemplated hereby or thereby, must be instituted in the federal or state courts located in the City of Seattle and County of King, Washington. Each party submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Each party waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.  Either party may make service of process on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.6. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and therefore, each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.
10.5          Expenses; Transfer Taxes.  Except as otherwise expressly provided herein, all costs and expenses (including, but not limited to, fees and expenses of counsel) incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the party incurring such cost and expenses, whether or not such transactions are consummated for any reason. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with this Agreement shall be paid by Sellers when due. Sellers shall, at their own expense, prepare and timely file any Tax Return or other document with respect to such Taxes or fees.
10.6          Notices.  All notices, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt); (b) when received if sent by a nationally recognized overnight delivery service (receipt requested); (c) on the date  sent  by email of a PDF document (with written confirmation of transmission); and (d) on the third day after the date mailed, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to the following address or to such other place and with such other copies as any party may designate as to itself by notice to the others:
(a)          If to Purchaser:
Asure Software, Inc.
110 Wild Basin Road, Suite 100
Austin, Texas  78746
Attention:  CEO
Email: pgoepel@asuresoftware.com

With a copy (which shall not constitute notice) to:

Messerli & Kramer P.A.
100 South Fifth Street
1400 Fifth Street Towers
Minneapolis, MN  55402
Attention:  David Weigman, Esq.
Email: dweigman@messerlikramer.com

(b)          If to Sellers:
Jack Goldberg
4916 119th Place NE
Kirkland, WA 98033

C. Kemmons Wilson, Jr.
8700 Trail Lake Drive West
Memphis, TN 38125

Robert A. Wilson
8700 Trail Lake Drive West
Memphis, TN 38125

Spence Wilson
8700 Trail Lake Drive West
Memphis, TN 38125

With a copy (which shall not constitute notice) to:

Socius Law Group, PLLC
601 Union Street, Suite 4950
Seattle, WA 98101
Attention:  Ronald D. Allen, Esq.
Email: rallen@sociuslaw.com

10.7          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one in the same instrument.  A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
10.8          Announcements and Communications. The parties hereto agree not to make any public announcement in respect to this Agreement and the transactions contemplated hereby or furnish any information to the public or any third party concerning the financial or non-financial aspects of the transactions contemplated by this Agreement prior to or after Closing, unless such announcement or furnishing of information is agreed upon by all parties hereto or is necessitated by Securities and Exchange Commission rules and regulations, stock exchange rules, federal securities Laws or other applicable Laws, as reasonably determined by counsel for the Purchaser and after consultation with Seller.  Nothing contained herein shall prohibit or restrict communication by Purchaser to customers of the Company’s business.
10.9          Entire Agreement.  This Agreement, together with the schedules, documents and instruments delivered pursuant to and specified in this Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and merges and supersedes all prior discussions, agreements and understandings of every and any nature between them, and no party shall be bound by any condition, definition, warranty or representation, other than as expressly set forth or provided for in this Agreement, or as may be, on or subsequent to the date hereof, set forth in writing and signed by the party to be bound thereby.  This Agreement may not be changed or modified, except by agreement in writing, signed by all of the parties hereto.
10.10          Waiver; Delays or Omissions.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No delay or omission to exercise any right, power or remedy accruing to any Party hereto shall impair any such right, power or remedy of such Person nor shall it be construed to be a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power.
10.11          Severability.  Unless otherwise provided herein, if any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely approximating the intention of the parties as expressed herein.
10.12          Time; Captions; Exhibits and Schedules.  Time is of the essence of this Agreement.  The captions contained in this Agreement in no way define, limit or extend any provision of this Agreement.  The exhibits and Disclosure Schedule that are attached to this Agreement are a part of this Agreement and are incorporated herein by reference.
10.13          Construction. This Agreement is to be deemed to have been prepared jointly by the parties hereto after arms-length negotiations, and any uncertainty or ambiguity existing herein shall not be interpreted against any party, but according to the application of the rules of interpretation of contracts.
10.14          Third Party Beneficiaries.  Except as expressly provided in Section VII and Section IX, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than parties hereto and their respective successors and permitted assigns.
10.15          Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
COMPANY:
PERSONNEL MANAGEMENT SYSTEMS, INC.
By:
Name: Jack Goldberg
Title: President
SELLERS:

Jack Goldberg

Spence Wilson

Robert A Wilson

C. Kemmons Wilson, Jr.
PURCHASER:
ASURE SOFTWARE, INC.
By:
Name: Patrick F. Goepel
Title: Chief Executive Officer

[Signature page to the Stock Purchase Agreement dated January 1, 2017 between Asure Software, Inc., Personnel Management Systems, Inc., the Sellers identified herein, and the Stockholders’ Representative named herein.]